PROSPECTUS                                                                                                                                             Filed pursuant to Rule 424 (b) (i)
                    SEC File No. 333-156311

BUKA VENTURES INC.

20,000,000 Shares
Common Stock
________________

We are registering 20,000,000 shares of common stock for resale by two Selling Security Holders.  The two Selling Security Holders consist of our two officers and directors.  We will not receive any of the proceeds from the sale of the shares of common stock by the Selling Security Holders.  The number of shares of Buka Ventures Inc. common stock being registered by Selling Security Holders represents 43.95% of our currently issued and outstanding shares of common stock.  The Selling Security Holders are selling their shares of common stock at $0.05 per share.  The offering price of $0.05 per share was arbitrarily determined by the Selling Security Holders.

There is no public market for Buka Ventures Inc.’s common stock.  Subsequent to our offering, it is our intention to seek quotation on the OTC Bulletin Board (“OTCBB”).  There is no assurance our application to the Financial Industry Regulatory Authority (“FINRA”) to seek quotation on the OTCBB will be approved.

The Selling Security Holders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, if any, or in private transactions.  The Selling Security Holders may use any one or more of the following methods when selling shares: (i) ordinary brokerage transactions and transactions in which the broker-dealer solicits investors; (ii) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (iii) purchases by a broker-dealer as principal and resale by the broker-dealer for its account; (iv) an exchange distribution in accordance with the rules of the applicable exchange; (v) privately negotiated transactions; (vi) broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at the offering price per share; (vii) a combination of any such methods of sale; and (viii) any other method permitted pursuant to applicable law.

Because the Selling Security Holders consists of our only shareholders who are also our officers and directors, such Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the “1933 Act”).  Any commissions received by a broker or dealer in connection with sales of the shares may be deemed to be underwriting commissions or discounts under the 1933 Act.  Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The Selling Shareholder, who is an "underwriter" within the meaning of Section 2(11) of the Securities Act, is subject to the prospectus delivery requirements of the Securities Act.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Dealer Prospectus Delivery Instructions

Until April 10, 2009 all dealers that effect transactions in these shares of common stock , whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The date of this Prospectus is January 9, 2009.

TABLE OF CONTENTS

Page
Prospectus Summary	3
Disclosure Regarding Forward-Looking Statements	5
Risk Factors	5
Use Of Proceeds	9
Market For Common Equity And Related Stockholders Matters	9
Management’s Discussion And Analysis Or Plan Of Operations	10
Description Of Business	13
Legal Proceedings	17
Management	21
Executive Compensation	22
Security Ownership Of Certain Beneficial Owners And Management	23
Certain Relationships And Related Transactions	22
Selling Security Holders	23
Plan Of Distribution	24
Description Of Securities	25
Disclosure Of Commission Position Of Indemnification For Securities Act Liabilities	26
Legal Matters	27
Experts	27
Transfer Agent And Registrar	27
Where You Can Find More Information	27
Financial Statements	28

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

PROSPECTUS SUMMARY

Overview

The following is only a summary of the information, financial statements and the notes included in this Prospectus. You should read the entire Prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision. Unless the context indicates or suggests otherwise, the terms “we,” “our” and “us” means Buka Resources Inc.

Our Business

We were incorporated in the State of Nevada on March 15, 2007.   We are a start-up, pre-exploration stage company engaged in the search for gold and related minerals.  We do not have any subsidiaries, affiliated companies or joint venture partners.   We have no mining operations and have no revenues.  We have incurred losses since inception and must raise additional capital to fund our operations.   There is no assurance we will be able to raise this capital.

Our sole asset is a 100% interest in the Sigatoka Gold claim located in the Republic of Fiji.  We acquired the Sigatoka Gold claim for the sum of $5,000 from an unrelated third party on May 1, 2007.  We own no property other than the Sigatoka Gold claim.   As of the date of this Prospectus, we have not conducted any exploration work on the Sigatoka Gold claim.  We engaged Thomas Raju, a Geological Consultant, to explore and summarize the exploration potential of the Sigatoka Gold claim and to make recommendations.  Under the study, it was recommended that a mineral exploration program consisting of air photo interpretation, geological mapping, geochemical soil sampling and geophysical surveying be conducted at the Sigatoka Gold claim and to identify targets for diamond drilling if warranted.  The cost for this mineral exploration program is estimated to cost of FJD $37,700 (US$20,285).  We will have to raise funds to pay for the mineral exploration program.

There is no assurance that a commercially viable mineral deposit or reserve exists at our mineral claim or may exist until sufficient and appropriate exploration is completed and a comprehensive evaluation of such work concludes economic and legal feasibility.   Such work could take many years of exploration and would require expenditure of a substantial amount of capital, capital which we do not currently have and may never be able to raise.

We have no full-time employees and our management devotes a small percentage of their time to the affairs of the Company.

Our administrative office is located at 21 Luke Street, Vatuwaqa, Suva, Fiji.  Our telephone number is 679-331-3255.   We do not maintain a web site.

The Offering

The following is a brief summary of this offering:

Common stock offered by Selling Security Holders	20,000,000 shares offered by the Selling Security Holders who are our officers and directors detailed in the section of the Prospectus entitled “Selling Security Holders” beginning on page 23.

Common stock outstanding as of the date of this Prospectus	45,500,000 Shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the Selling Security Holders.

Plan of Distribution
The offering is made by the Selling Security Holders named in this Prospectus to the extent they sell shares. There is no market for our shares of common stock.  We intend to seek quotation of our common stock on the OTCBB; however, no assurance can be given that our common stock will be approved for quotation.   The Selling Security Holders may be deemed underwriters as defined under the Securities Act.  The Selling Security Holders intend to sell their shares of common stock for $0.05 per share.

Risk Factors
You should carefully consider all the information in this Prospectus. In particular, you should evaluate the information set forth in the section of the Prospectus entitled “Risk Factors” beginning on page 5 before deciding whether to invest in our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains statements that constitute forward-looking statements. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations thereof are intended to identify forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our growth strategies, (b) anticipated trends in our industry, (c) our future financing plans, (d) our anticipated needs for working capital and (e) the benefits related to ownership of our common stock. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements for the reasons, among others, described within the various sections of this Prospectus, specifically the section entitled “Risk Factors” beginning on page 5. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected. We undertake no obligation to release publicly any updated information about forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

RISK FACTORS

An investment in our common stock involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Buka Ventures contained in this Prospectus, you should consider many important factors in determining whether to purchase the shares being offered. The following risk factors reflect the potential and substantial material risks which could be involved if you decide to purchase shares in this offering.

Risks Associated with Our Business

We have no revenues, lack profitable operations, and have incurred losses which we expect to continue into the future.

We were incorporated in 2007 and have not yet conducted any exploration activities.  We have no revenues. We have no exploration history upon which you can evaluate the likelihood of our future success or failure.  We operations are not profitable and our net loss from inception to October 31, 2008, our year end, is $30,547.  Based upon current plans, we expect to incur operating losses in future periods in connection with our exploration and evaluation of our mining claim.

We need to raise capital to complete the first phase of our evaluation and for operating expenses.

We estimate that, with funding committed by our management, we have sufficient cash to continue operations for twelve months provided we only carry out the initial exploration activity recommended by our consultant.  We are in the pre-exploration stage. If the results of our initial exploration activities are positive, we intend to initiate further exploration activities.   We will need to raise additional capital to undertake further exploration activities.  No assurance can be given that we are successful in raising additional capital.  You may be investing in a company that will not have the funds necessary to conduct any meaningful exploration activity due to our inability to raise additional capital.  If that occurs we will have to delay or cease our exploration activity which may result in the loss of your investment.

We have no known ore reserves and we cannot guarantee that we will find any gold and/or other valuable mineralization or, if we find gold and/or valuable mineralization, that it may be economically extracted.  If we fail to find any gold and/or other valuable mineralization or if we are unable to find gold and/or valuable mineralization that may be economically extracted, we will have to cease operations.

We have no known ore reserves. Even if we find gold and/or other valuable mineralization we cannot guarantee that any gold and/or other valuable mineralization will be of sufficient quantity so as to warrant recovery.  Additionally, even if we find gold and/or other valuable mineralization in sufficient quantity to warrant recovery, we cannot guarantee that the ore will be recoverable. Finally, even if any gold and/or other valuable mineralization is recoverable, we cannot guarantee that this can be done at a profit. Failure to locate gold deposits in economically recoverable quantities will cause us to cease operations.   Our ability to achieve profitability and positive cash flow in the future is dependent upon:

*	our ability to locate a profitable mineral property;
*	our ability to locate an economic ore reserve; and
*	our ability to profitably extract the mineral and generate revenues

Because we are small company, have limited capital and have only one claim, we will be limited in our exploration costs.

The possibility of development of and production from our mining claim depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified professional engineers and geologists.  We are small company and do not have much capital.  We must limit our exploration activity which may adversely affect our ability to find ore reserves since we do not have the capital that other larger companies may have to find ore.  Further, because of our limited capital we can afford to explore only one mining claim which increases our risk due to lack of diversification.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our property does not contain any reserves, and any funds spent on exploration will be lost.

Because the probability of an individual prospect ever having reserves is extremely remote, in all probability our sole property, the Sigatoka Gold Claim, does not contain any reserves, and any funds spent on exploration will be lost. If we cannot raise further funds as a result, we may have to suspend or cease operations entirely which would result in the loss of your investment.

Even with positive results during exploration, the Sigatoka Gold Claim might never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

We might be successful, during future exploration programs, in identifying a source of minerals of good grade but not in the quantity, the tonnage, required to make commercial production feasible.  If the cost of extracting any minerals that might be found on the Sigatoka Gold Claim is in excess of the selling price of such minerals, we would not be able to develop the claim.  Accordingly even if ore reserves were found on the Sigatoka Gold Claim, without sufficient tonnage we would still not be able to economically extract the minerals from the claim in which case we would have to abandon the Sigatoka Gold Claim and seek another mineral property to develop, or cease operations altogether.

Mineral exploration and development activities are inherently risky. If such an adverse event were to occur it may result in a loss of your investment.

The business of mineral exploration and extraction involves a high degree of risk. Few properties that are explored are ultimately developed into production.  Most exploration projects do not result in the discovery of commercially mineable deposits of ore.  The Sigatoka Gold Claim, our sole property, does not have a known body of commercial ore. Should our mineral claim be found to have commercial quantities of ore, we would be subject to additional risks respecting any development and production activities. Unusual or unexpected formations, formation pressures, fires, power outages, labor disruptions, flooding, explosions, cave-ins, landslides and the inability to obtain suitable or adequate machinery, equipment or labour are other risks involved in extraction operations and the conduct of exploration programs. We do not carry liability insurance with respect to our mineral exploration operations and we may become subject to liability for damage to life and property, environmental damage, cave-ins or hazards. There are also physical risks to the exploration personnel working in the rugged terrain of our claim. Previous mining exploration activities may have caused environmental damage to the Sigatoka Gold Claim. It may be difficult or impossible to assess the extent to which such damage was caused by us or by the activities of previous operators, in which case, any indemnities and exemptions from liability may be ineffective.

Because our officers and directors do not have technical training or experience in starting and operating an exploration company nor in managing a public company, we will have to hire qualified personnel to fulfill these functions. If we lack funds to retain such personnel, or cannot locate qualified personnel, we may have to suspend or cease exploration activity or cease operations which will result in the loss of your investment.

None of our management team has experience exploring for minerals, starting and operating a mineral exploration company, nor do they have training in these areas.  As a result their decisions and choices may not take into account standard managerial approaches mineral exploration companies commonly use. Consequently our ultimate financial success could suffer irreparable harm due to certain of management's lack of experience.  Additionally, our officers and directors have no direct training or experience in managing and fulfilling the regulatory reporting obligations of a ‘public company’ like Buka Ventures.   We will have to hire professionals to undertake these filing requirements for Buka Ventures and this will increase the overall cost of operations.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration.

Our President will be devoting only 15% of his time, approximately 24 hours per month, to our business.  Our Chief Financial Officer and Secretary-Treasurer will be devoting only approximately 10% of his time, or 16 hours per month to our operations. As a consequence of the limited devotion of time to the affairs of the Company expected from management, our business may suffer.  For example,  because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our exploration activity, our exploration activity may be sporadic or may be periodically interrupted or suspended.

Currency conversion control could adversely affect the Company’s operations and profitability.

The Company’s financial statements are reported in U.S. dollars.  We intend to conduct l exploration activity at our mining claim in Fiji.  Accordingly, the Company’s value of its assets and reporting of its operations may be adversely affected by negative changes in the exchange rate of the Fijian against the U.S. dollar or other currencies.

Risks Associated with this Offering.

Our officers and directors own a substantial amount of our common stock and will have substantial influence over our operations.

Our directors and officers currently own 45,500,000 shares of common stock representing 100% of our outstanding shares.  They purchased their shares for $0.001 per share.  Such directors and officers have registered for resale 20,000,000 of their shares.  Assuming that such directors and officers sell their 20,000,000 shares, they will still own 25,500,000 shares of common stock representing 56.04% of our outstanding shares.  As a result, they will have substantial influence over our operations and can effect certain corporate transaction without further shareholder approval.  This concentration of ownership may also have the effect of delaying or preventing a change in control.

There is no market for our shares of common stock.

Our common stock is not listed on any exchange or quotation system, and there is no market for our common stock.   Therefore, the ability of our shareholders to sell their shares of common stock may be limited which may affect the price of our shares of common stock.  We intend to apply for a quotation on the OTCBB whereby:

●	We will have to be sponsored by a participating market maker who will file a Form 211 on our behalf since we will not have direct access to the FINRA personnel; and

●	We will not be quoted on the OTCBB unless we are current in our periodic reports filed with the SEC.

From the date of this Prospectus, we estimate that it will take us between twelve to eighteen weeks to be approved for a quotation on the OTCBB.  However, there can be no assurance that our shares will be listed for quotation on the OTCBB.

Even if a market develops for our shares our shares may be thinly traded, with wide share price fluctuations, low share prices and minimal liquidity.

Even if our shares of common stock are quoted on the OTCBB, our share price may be volatile with wide fluctuations in response to several factors, including but not limited to:

●	Potential investors’ anticipated feeling regarding our results of operations;
●	Increased competition and/or variations in mineral prices;
●	Our ability or inability to generate future revenues; and
●	Market perception of the future of the mineral exploration industry.

Further, our share price may be impacted by factors that are unrelated or disproportionate to our operating performance.  Our share price might be affected by general economic, political and market conditions, such as recessions, changes in interest rates or international currency fluctuations.  In addition, even if our stock is approved for quotation by a market maker through the OTCBB, stocks traded over this quotation system are usually thinly traded, highly volatile and not followed by analysts.  These factors, which are not under our control, may have a material effect on our share price.

The number of shares being registered for sale in this Prospectus is significant in relation to our outstanding shares and may depress our share price.

The shares being registered by this Prospectus, 20,000,000, if sold in the market all at once or at about the same time, could depress the market price during the period the registration statement remains effective.

 We will need to sell additional shares of common stock for additional capital for our operations that will result in ownership dilution to our existing shareholders.

We need to raise additional capital through the sale of our common stock.  This will result in ownership dilution to our shareholders whereby their percentage ownership interest in the Company is reduced.  The magnitude of this dilution effect will be determined by the number of shares we will have to issue in the future to obtain the funds required.

Penny Stock Regulations Affect Our Stock Price, Which May Make It More Difficult For Investors To Sell Their Stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price per share of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our securities are subject to the penny stock rules, and investors may find it more difficult to sell their securities.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Security Holders. We will not receive any proceeds from the sale of shares of common stock in this offering.  We will pay all expenses associated with this offering estimated at $21,610.

MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDERS MATTERS

Market Information

There is no market price for our shares.  There are no shares of common stock that are subject to outstanding options, warrants or securities convertible into common stock of our Company.

Holders

Buka Ventures has two shareholders as at the date of this Prospectus.

Dividend Policy

We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, to finance the growth of the business. We cannot assure you that we will ever pay cash dividends.  Our ability to pay cash dividends in the future will depend on the Company’s financial condition and results of operations and other factors that the Board of Directors will consider.

Securities Authorized for Issuance under Equity Compensation Plans

The Company has not adopted any equity compensation plans although it may do so in the future if it hires additional employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Overview

Buka Ventures Inc.  is a mineral exploration company with one mining claim located in Republic of Fiji.  We were formed in Nevada on March 15, 2007.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make a wide variety of estimates and assumptions that affect: (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements, and (2) the reported amounts of expenses during the reporting periods covered by the financial statements. Our management routinely makes judgments and estimates about the effect of matters that are inherently uncertain. As the number of variables and assumptions affecting the future resolution of the uncertainties increases, these judgments become even more subjective and complex. We have identified certain accounting policies that are most important to the portrayal of our current financial condition and results of operations. Our significant accounting policies are disclosed in Note 1 of the Notes to the Consolidated Financial Statements, and several of those critical accounting policies are as follows:

Exploration Properties. Mineral exploration expenditures are expensed as incurred. Property acquisition costs relating to exploration properties are also expensed until the economic viability of the project is determined and proven and probable reserves quantified. Costs associated with economically viable projects are depreciated and amortized in accordance with the policies described above.

Stock-Based Compensation and Equity Transactions. We account for stock-based compensation pursuant to SFAS No. 123R, Share-Based Payment, an amendment of FASB Statements 123 and 95, which requires us to measure the compensation cost of stock options and other stock-based awards to employees and directors at fair value at the grant date and recognize compensation expense over the requisite service period for awards expected to vest.

Except for transactions with employees and directors that are within the scope of SFAS 123R, all transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. Additionally, in accordance with EITF 96-18, the Company has determined that the dates used to value the transaction are either: (1) the date at which a commitment for performance by the counter party to earn the equity instruments is established; or (2) the date at which the counter party’s performance is complete.

PLAN OF OPERATIONS

Our financial commitments for the next twelve months consist of primarily related expenses of approximately $30,000 to this offering and becoming a reporting company and approximately $23,000 associated with the initiation of a mineral exploration program for a total estimate of expenses of $53,000.  Including mineral exploration program, we will have to incur the following estimated expenses over the next twelve months:

Expenses	Amount	Description

Accounting	$ 3,750	Fees to the internal accountant for preparing the quarter and annual working papers for the financial statements to be reviewed and examined by the independent accountants.
Audit	4,000	Review of the quarterly financial statements and examination of the annual financial statements and rendering an opinion thereon.
Legal and Consulting Fees	16,500	Estimated legal and consulting fees related to the filing of this registration statement related to the offering by the Selling Security Holders.
Mineral exploration program	23,000	Mineral exploration program.
Edgar filing service fees	2,000	Engagement of Edgar service entity to file reports with the SEC.
Office	1,000	General office supplies.
Transfer agent’s fees	2,000	Annual maintenance fee and preparation of share certificates and other documents periodically required by the Company.
Misc	750	Miscellaneous expenses
Estimated expenses	$53,000

Our engineering consultant has recommended an exploration program for the Sigatoka Gold Claim.  Currently, we do not presently have the requisite funds to complete the recommended exploration program.   If we cannot raise money to complete the exploration program, we may be required to cease operation.  Our directors and officers intend to finance our operation expenses for the next twelve months and to complete the exploration of the Sigatoka Gold Claim.

Even if we raise the sufficient funds to complete the exploration program, assuming the exploration program results warrant further exploration, we will be required to raise additional funds for further exploration activities.

We do not intend to hire any employees at this time. All of the work on the Sigatoka Gold Claim will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying and exploration.   We may engage a geologist to assist in evaluating the information derived from the exploration and excavation including advising us on the economic feasibility of removing any mineralized material we may discover.

RESULTS OF OPERATIONS

Foreign Currency and Exchange Rates

Our mineral property is located in the Republic of Fiji.  However costs expressed in the geological report on the Claim are expressed in United States Dollars.   Any future work to be conducted at the Claim is expected to be paid in Fijian dollars.  The functional currency is considered to be US dollars.

Results of Operations for the Year Ended September 30, 2008

For the period from November 1, 2007 to September 30, 2008, we had a net loss of $23,172.   This represents a net loss of $0.00 per share for the period based on a weighted average number of shares outstanding of 45,500,000.   Our loss to date represents various expenses incurred with organizing the company, paying for a property preliminary analysis, undertaking an audit, paying management fees and general office expenses which can be broken down as follows:

Expense	Amount	Description

Accounting and audit	$ 4,075	Preparation of working papers for submission to our independent accountants for examination of the financial statements
Bank charges	203	Bank charges related to our bank account.
Exploration expenses	8,921	Fees paid to our geologist consultant to conduct his exploration potential study of the Sigatoka Gold claim.
Office	298	Office supplies including photocopying, courier and faxing documents.
Transfer agent fees	1,000	Fees paid to our transfer agent.
Filing fees	675	Cost of filing with the Secretary of State for Nevada.
Telephone(1)	1,000	The Company accrues telephone expense of $100 per month.
Management fees (1)	5,000
    Commencing on January 1, 2008, the Company began accruing a management fee related to services provided by its President in the amount of $500 per month.  This expense is not paid and is credited to Capital in Excess of Par Value.

Office	1,000	General office expenses
Rent (1)	2,000	The Company accrues $200 per month for use of an office at the President’s residence.
Total	$23,172

(1)  The Company does not pay its officers and director any management fees for their monthly services contributed to the affairs of the Company, but effective January 1, 2008 accrues $500 per month in recognition of management fees.  In addition, the Company uses the residence of its President for its offices at an accrued rent expense of $200 per month.  Finally the Company accrues $100 per month for telephone service.  Although the Company does not pay for these management fees, rent and telephone services, it has, for accounting purposes, recognized these amounts as an expense with an offsetting credit of the same amount to Capital in Excess of Par Value on the Company’s balance sheet.

Liquidity and Capital Resources

As of October 31, 2008, the Company had cash of $31,375 and current liabilities of $8,422 representing a working capital of $22,953 compared to no cash and current liabilities of $2,375 representing a negative working capital of $2,375 as of October 31, 2008.

We cannot assure that additional capital required to finance our operations will be available on acceptable terms, if at all.  Any failure to secure additional financing may force us to modify our business plan.  In addition, we cannot be assured of profitability in the future.

DESCRIPTION OF BUSINESS

Our primary asset consists of the Sigatoka Gold Claim.  We engaged Thomas Raju, a Geological Consultant, to explore and summarize the exploration potential of the Sigatoka Gold claim and to make recommendations.  The following is a summary of his study.

Glossary of Geological and Technical Terms

The following represents various geological and technical terms used in this prospectus which the reader may not be familiar with.

Word	Definition

Caldera	A large circular volcanic depression, often originating due to collapse.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Diorite	Igneous plutonic rock composed of sodic plagioclase feldspar and hornblende, biotite, or pyroxene.

Epithermal	Fluids, coming off a hot intrusive body of molten rocks, which solidify.

Gabbro	Highly mafic igneous plutonic rock, typically dark in color; rough plutonic equivalent of basalt.

Intrusives	A rock mass formed below earth's surface from molten magma which was intruded into a pre-existing rock mass and cooled to a solid.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Reserve
(1)  That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2)  Proven: Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3)  Probable: Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Shear Zone	Area where rocks have moved in earthquake related type activity and broken up the rock.

Vien	A fissure, fault or crack in rock filled by minerals that have traveled upward from some deep source.

Volcanic rocks	Igneous rocks formed from magma that has flowed out of, or has been violently ejected from, a volcano.

Zone	A belt, band, or strip of earth materials, however disposed; characterized as distinct from surrounding parts by some particular secondary enrichment.

Overview

The Sigatoka Gold Claim consists of one unpatented mineral claim, located 24 kilometers North of the town of Lautoka, Fiji at Universal Transverse Mecator coordinates Latitude 18°10'59"S and Longitude 177°31 '0"E. The mineral claim was assigned to Buka Ventures Inc. by Omega Ventures Inc. and the said assignment was filed with the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of Fiji.

There are no known environmental concerns or parks designated for any area contained within the claims. The property has no encumbrances. As advanced exploration proceeds there may be bonding requirements for reclamation. Buka Ventures Inc. has purchased a 100% interest in the property.

Fiji
Division boundary
National capital
Division capital
Road
0 50 100 Kilometers
0 50 100 Miles
PAPUA NEW GUINEA
SOLOMON ISLANDS
KIRIBATI
TUVALU
WESTERN SAMOA
VANUATU
FIJI
TONGA
New Caledonia (FR.)
AUSTRALIA
NEW ZEALAND
Rotuma
SOUTH PACIFIC OCEAN
NORTHERN DIVISION
Thikombia Island
Vetauua Island
Labasa
Vanua Levu
Savusavu
Nabouwalu
YASAWA GROUP
Taveuni
Wailagi Lala
Yacata
Vanua Balavu
LAU GROUP
WESTERN DIVISION
Lautoka
Viti Levu
Nadi
Sigatoka
SUVA
Levuka
EASTERN DIVISION
CENTRAL DIVISION
Koro Sea
Lakemba Island
Beqa
Vatulele
Kandavu Island
Ono
MOALA GROUP
Moala
Totoya
Kabara
Oneata
Moce
Komo
YAGASA CLUSTER
Ogea Levu
Ogea Driki
Fulanga Island
Vatoa Island
Ono-i-lau
Tuvana-i-Ra
Tuvana-i-Tholo
Ceva-i-Ra

Accessibility, Climate, Local Resources, Infrastructure And Topography

The Sigatoka Gold Claim is accessible from Lautoka, Fiji by traveling on the country's only highway and by taking an all weather gravel road. The town of Lautoka has an experienced work force and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary items. Drilling companies and assay facilities are present in Lautoka.

The Sigatoka Gold Claim lies at an elevation of 1.474 feet near the west end of Nakavudra Mountain Range. The main mountain ridge has a maximum peak of 4,341 feet with steep east facing slopes.

The main mountain ridge has a maximum peak of 4,341 feet with steep east facing slopes.   Tropical mountain forests grow at lower elevations in the northeast comer of the claim and good rock exposure is found along the peaks and ridges in the western portion of the claim. The climate is mild year round with the rainy season falling from May to October.

History

Gold was first reported in the area by Fijian and British prospectors over 77 years ago. Mineral lode claims were recorded in 1925 in the surrounding areas.  Numerous showings of mineralization have been discovered in the area and six prospects have achieved significant production, with Mamanuca Gold Mine (32 kilometers away) producing 110,000 ounces of gold annually.   During the 1990' s several properties north of Sigatoka Gold Claim were drilled by junior mineral exploration companies.  Buka Ventures  is preparing to conduct preliminary exploration work on the property.

Geological Setting

Regional Geology of the Area.   Fiji lies at the midpoint of opposing Tonga Kermadec and new Hebrides convergence zones, separated from the actual convergence zones by two extensional back arc basins which are the North Fiji Basin to the west and the Lau Basin to the east in addition to a series of transform faults including the Fiji Fracture Zone and the Matthew Hunter Ridge. Many of the reconstructions of the past configuration of the is part of the Pacific indicate, however, that Fiji was not so long ago an integral part of the Pacific "Rim of Fire"; the complex plate boundary between Pacific and the Indo Australia plates; a boundary which is well recognized as the locus of several major world-class porphyry coppergold and epithermal gold systems.

Stratigraphy .  The principal bedded rocks for the area of Sigatoka Gold Claim (and for most of Fiji for that matter) are Volcanic rocks which are exposed along a wide axial zone of a broad complex.   Gold at the Mamanuca Gold Mine (which, as stated above, is in close proximity to the Sigatoka Gold Claim) is generally concentrated within extrusive volcanic rocks in the walls of large volcanic caldera. It should, however, not be inferred that because gold was found at the Mamanuca Gold Mine, gold will be found at the Sigatoka Gold Claim.

Intrusive.  The main igneous intrusions consist of the Colo Plutonic Suite consisting of tholetic gabbros, tonalities and trondjhemites. Age data indicate that the intrusive stocks are intermediate in age between Ba Volcanic Group rocks west of the area and the younger Tertiary Wainimala Group rocks exposed to the east.

Theoletic Gabbros, for example, are generally are a greenish or dark colored fine to coarse grained rock. Irregular shaped masses of so called "soda granite" are seen in both sharp and gradational contact with the diorite. The different phases of Colo Plutonic Suite are exposed from south of the Sigatoka Gold Claim to just north of the town of Lautoka and are principal host rocks for gold veins at the Mamanuca Gold Mine.

Structure.  Repeated cycles of folding, faulting and deformation has created a complex structural history in the Lautoka area. Major faults strike north and northeasterly and coincide with zones of the Ba Volcanic Group. The principal shear direction changes from northeast in the area of the Mamanuca Gold Mine to north-south in the area north of Lautoka. The major transform fault areas are the Fiji Fracture Zone and the Hunter Fracture Zone. One system consists of a set of perpendicular fractures, which strike approximately at right angles to each other, and at acute angles to the trend of formations. The other system consists of two sets of fractures with opposing dips, but which strike parallel to each other and to the trend of the overall formations. The first system contains the principle veins of the area and are younger than the second system. The Ba Volcanic Group represent the most important and continuous fractures in the first system.

Deposit Types

On a regional basis this area of Fiji is notable for epo-thermal type gold deposits of which the Mamanuca Gold Mines are typical examples.  Mineralization is located within a large fractured block created where prominent northwest striking shears intersect the north striking caldera fault zone. The major lodes cover an area of 2 km2 and are mostly within 400m of the surface. Lodes occur in three main structural settings:

(i)           steeply dipping northwest striking shears;
(ii)           flatdipping (1040) fractures (flatmakes); and
(iii)           shatter blocks between shears.

Most of the gold occurs in tellurides and there are also significant quantities of gold in pyrite.

LOCATION MAP: SIGATOKA GOLD MINE
1419 SPL Mining Tenement
* Green: Asphalt Road
* Orange: Gravel Road

Mineralization

No mineralization has been reported for the area of the property but structures and shear zones affiliated with mineralization on adjacent properties pass through it.

Exploration

Records indicate that no detailed exploration has been completed on the property on Sigatoka Gold Claim.

Property Geology  To the east of the property is intrusive consisting of rocks such as tonalite, monzonite, and gabbro while the property itself is underlain by the Ba Volcanic Group sediments and volcanics. The property lies on the Fiji Fracture Zone. The intrusive also consist of a large mass of granodiorite towards the western most point of the property.  The Ba Volcanic Group consists of interlayered chert, argillite and massive andesitic to basaltic volcanics. The volcanics are hornfelsed, commonly contain minor pyrite, pyrrhotite.

Drilling Summary

No drilling is reported on Sigatoka Gold Claim.

Sampling Method; Sample Preparation; Data Verification

All the exploration conducted to date has been conducted according to generally accepted exploration procedures with methods and preparation that are consistent with generally accepted exploration practices.

Interpretations And Conclusions

The area is well known for numerous productive mineral occurrences including the Vatukoula Gold Mines. The local of the Sigatoka Gold Claim is underlain by the same rock units of the Ba Volcanic Group that are found at those mineral occurrence sites.  These rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite. Structures and mineralization probably related to this intrusion are found throughout the region and occur on the claim. They are associated with all the major mineral occurrences and deposits in the area. Mineralization found on the claim is consistent with that found associated with zones of extensive mineralization. Past work however has been limited and sporadic and has not tested the potential of the property.  Potential for significant amounts of mineralization to be found exists on the property and it merits intensive exploration.

Recommendations By The Geologist

A two phased exploration program to further delineate the mineralized system currently recognized on Sigatoka Gold Claim is recommended.  The program would consist of air photo interpretation of the structures, geological mapping, both regionally and detailed on the area of the main showings, geophysical survey using both magnetic and electromagnetic instrumentation in detail over the area of the showings and in a regional reconnaissance survey and geochemical soil sample surveying regionally to identify other areas on the claim that are mineralized and in detail on the known areas of mineralization. The effort of this exploration work is to define and enable interpretation of a follow-up diamond drill program, so that the known mineralization and the whole property can be evaluated.

LEGAL PROCEEDINGS

We are not engaged in any legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of our directors and  executive officers, the principal offices and positions with us held by each person and the date such person became our director or executive officer.  Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, or executive officers.  We have no other employees.

Name	Age	Position

Ritesh Chandra Singhy	31	Chief Executive Officer, President, Director

Ranjana Bharat	33	Chief Financial Officer, Secretary, Director

Ritesh Chandra Singhy has served as Chief Executive Officer, President and Director since the Company’s inception.  Since 2002, Ms. Singhy has served as Legal Executive of Sherani & Company, Barristers Notaries Public, Suva, Fiji.

Ranjana Bharat has served as Chief Financial Officer and Director since the Company’s inception.  Since 1998, Mr. Bharat has served as an Accounts Executive of Sherani & Company, Barristers Notaries Public, Suva, Fiji.  Mr. Bharat has a Bachelor of Arts from the University of South Pacific in 1995.

We have an audit committee, but do not have a compensation committee due to our size.

Audit Committee

We have an audit committee whose members consist of Ritesh Chandra Singh, our Chief Executive Officer and Ranjana Bharat our Chief Financial Officer neither of whom are independent.  Further, neither Ms. Singh nor Mr. Bharat can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-K.  Given our size and limited financial ability, we do not anticipate in seeking an audit committee financial expert in the near future.

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor our accounting and reporting processes and the audits of our financial statements

Apart from the Audit Committee, we have no other Board committees.  Since inception on March 15, 2007, our Board has conducted its business entirely by consent resolutions.

Conflicts of Interest

None of our officers and directors is a director or officer of any other company involved in the mining industry.  However there can be no assurance such involvement in other companies in the mining industry will not occur in the future.  Such potential future involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared and that the Company conducts business in accordance with laws, the Board of Directors adopted on May 21,  2007, a Code of Business Conduct and Ethics.  Buka Ventures’ Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the ethical behavior of Buka Ventures’ officers to its shareholders, employees, customers, lenders and others.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

The Company’s Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

In light of our limited capital, the executive officers receive no cash compensation for serving the Company.  Since January 1, 2008, the Company has accrued $500 per month for management fees related to services provide by the officers to the Company.  This accrual is established for accounting purposes only and not paid.  The management fee expense is offset against a credit to “Capital in Excess of Par Value.”

Compensation Summary

The following table summarizes all compensation earned by or paid to our Chief Executive Officer (Principal Executive Officer) and other executive officers, during the past two fiscal years ended October 31, 2008 and 2007.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Option Award	All Other compensation	Total
Ritesh Chandra Singh Chief Executive Officer	2008	0	0	0	0
	2007	0	0	0	0
Ranjana Bharat Chief Financial Officer	2008	0	0	0	0
	2007	0	0	0	0

Employment Agreements

No officer or director has an employment agreement with the Company.

Stock Options

The Company has no stock options outstanding.

Compensation of Directors

Currently, our directors receive no compensation for serving as such.  We may reconsider this policy if and when we appoint or elect other individuals as directors.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table presents certain information regarding the beneficial ownership of all shares of common stock at November 30, 2008 for each executive officer and director of our Company.  The percentage ownership shown in such table is based upon the 45,500,000 common shares issued and outstanding.   There are no options or warrants to acquire our common stock outstanding.

Name	Common Shares Owned	Percentage
Ritesh Chandra Singh 21 Luke Street, Vatuwaq, Suva, Fiji	30,000,000	65.93%
Ranjana Bharat 20 Howell Road,Samabula, Suva, Fiji	15,500,000	34.07%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Related Party Transactions

We have not entered into any transaction involving our officers or directors or any entity controlled by them.

Director Independence

Neither of our directors are independent within the meaning of Section 4200(a)15 of the NASDAQ Stock Market Rules.

SELLING SECURITY HOLDERS

The following table identifies the Selling Security Holders, as of November 30, 2008, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the Selling Security Holder, (ii) the number of common shares that may be offered for the Selling Security Holder’s account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the Selling Security Holder assuming the sale of all of the common shares covered hereby by the

Selling Security Holder.  As of November 30, 2008, 45,500,000 shares of common stock were issued and outstanding.  The Selling Security Holder may sell some, all, or none of their shares of common stock. The number and percentages set forth below under “Shares Beneficially Owned After Offering” assumes that all offered shares are sold.

Name of Selling	Shares Beneficially Owned Prior to Offering		Shares to be Offered	Shares Beneficially Owned After Offering
Security Holder	Number	Percentage	Number	Number	Percentage
Ritesh Chandra Singh 21 Luke Street, Vatuwaq, Suva, Fiji	30,000,000	65.93	13,000,000	17,000,000	37.36
Ranjana Bharat 20 Howell Road, Samabula, Suva, Fiji	15,500,000	34.07	7,000,000	8,500,000	18.68

Total	45,500,000	100.00	20,000,000	25,500,000	56.04

PLAN OF DISTRIBUTION

The Selling Security Holders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a Selling Security Holders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.   The offering price for the shares of common stock owned by the Selling Security Holders will be $0.05 per share.  The offering price of $0.05 per share was arbitrarily determined by the Selling Security Holders.

The Selling Security Holder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at the offering price per share;
•	privately negotiated transactions;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Security Holders  may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Security Holders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The Selling Security Holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

The aggregate proceeds to the Selling Security Holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Security Holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Security Holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.  Assuming that the Selling Security Holders sell all of their shares of common stock pursuant to this Prospectus, they will collectively own 25,500,000 shares of common stock which may be sold pursuant to Rule 144.

The Selling  Shareholders and any broker-dealers  acting in connection with the sale of the Shares hereunder may be deemed to be  "underwriters"  within the meaning of Section 2(11) of the 1933 Act, and any  commissions  received by them and any profit  realized  by them on the resale of Shares as  principals  may be deemed underwriting compensation under the 1933 Act.  The Selling Security Holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the Prospectus delivery requirements of the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Security Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Security Holders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Security Holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized by our Articles of Incorporation to issue 750,000,000 shares of common stock, $0.001 par value per share. As of November 30, 2008, there were 45,500,000 shares of common stock issued and outstanding.  Stockholders are entitled to vote, to receive dividends as may be declared by the Board out of funds legally available therefore and to share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, preemptive or subscription rights. All outstanding shares of common stock are fully paid and nonassessable.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We are incorporated under the laws of the State of Nevada.  Section 78.138 of the Nevada Revised Statutes (“NRS”) provides that neither a director nor an officer of a Nevada corporation can be held personally liable to the corporation, its stockholders or its creditors unless the director or officer committed both a breach of fiduciary duty and such breach was accompanied by intentional misconduct, fraud, or knowing violation of law. Nevada does not exclude breaches of the duty of loyalty or instances where the director has received an improper personal benefit.

A Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding, if he is not liable under NRS 78.138 (see above), acted in “good faith” and in a manner he reasonably believed to be in and not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, with respect to actions by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. A director or officer who is successful, on the merits or otherwise, in defense of any proceeding subject to the Nevada corporate statutes’ indemnification provisions must be indemnified by the corporation for reasonable expenses incurred in connection therewith, including attorneys’ fees.

The Company’s Bylaws provide that the corporation shall, to the maximum extent and in the manner permitted by the NRS, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him or her in connection with any action, suit or other proceeding in which he or she may be involved or with which he or she may be threatened, or other matters referred to in or covered by said provisions both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the corporation. The Company’s Bylaws do not modify Nevada law in this respect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered was passed upon by the Daniel B. Eng, 1455 Response Road, Suite 230, Sacramento, California 95815.

EXPERTS

The financial statements of Buka Ventures Inc. have been included in the Prospectus and elsewhere in the registration statement in reliance on the report of Madsen & Associates CPA’s Inc., an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

The summary of exploration on the Sigatoka Property, Suva, Fiji dated June 15, 2007,  was authored by Thomas Raju, Suva, Fiji.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Empire Stock Transfer, Inc., 2470 Saint Rose Parkway, Suite 304, Henderson, Nevada 89074, with the same mailing address and telephone number (702) 818-5898.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, together with all amendments and exhibits, with the SEC. This Prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this Prospectus to any of our contracts or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contracts or documents. You may read and copy any document that we file at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

In addition you may obtain free of charge a copy of our reports filed with the SEC by sending your request to the Secretary, Buka Ventures, Inc., 21 Luke Street, Vatuwaqa, Suva, Fiji.

BUKA VENTURES INC.

MADSEN & ASSOCIATES CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants	Murray, Utah, 84107
Telephone 801-268-2632
Fax 801-262-3978

Board of Directors
BUKA VENTURES INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balance sheets of Buka Ventures Inc. (pre-exploration stage company) at October 31, 2008, and the related statements of operations, changes in stockholders' equity, and cash flows for the year ended October 31, 2008 and period from March 15, 2007 (date of inception) to October 31, 2007 and for period from March 15, 2007 (date of inception) to October 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness for the company’s internal control over financial reporting.   Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Buka Ventures Inc. at October 31, 2008, and the results of operations and cash flows for year ended October 31, 2008 and for the period from March 17, 2007 (date of inception) to October 31, 2007 and for the period from March 15, 2007 (date of inception) to October 31, 2008, in conformity with generally accepted accounting principles.

Murray, Utah                                                                           MADSEN & ASSOCIATES, CPA’s INC.
November 21, 2008

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
BALANCE SHEETS

	October 31, 2008	October 31, 2007

ASSETS

CURRENT ASSETS

Cash	$ 31,375	$ -

Total Current Assets	$ 31,375	$ -

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 5,658	$ 1,525
Accounts payable – related parties	2,764	850

Total Current Liabilities	8,422	2,375

STOCKHOLDERS’ EQUITY

Common stock
750,000,000 shares authorized, at $0.001 par value;
45,500,000 shares issued and outstanding (October 31,2007 – 5,000,000)	45,500	5,000
Capital in excess of par value	8,000	-
Deficit accumulated during the pre-exploration stage	(30,547)	(7,375)

Total Stockholders’ Equity (Deficiency)	22,953	(2,375)

	$ 31,375	$ -

The accompanying notes are an integral part of these financial statements.

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
STATEMENTS OF OPERATIONS
For the year ended October 31, 2008 and for period from March 15, 2007 (date of inception) to October 31, 2007 and for the period from March 15, 2007 (date of inception)
to October 31, 2008

	For the year ended Oct. 31, 2008	From March 15, 2007 (date of inception) to Oct. 31, 2007	From March 15, 2007 (date of inception) to Oct. 31, 2008

REVENUE	$ -	$ -	$ -

EXPENSES

Acquisition, staking and geological report	8,922	5,000	13,922
Administrative	14,250	2,375	16,625

NET LOSS FROM OPERATIONS	$ (23,172)	$ (7,375)	$(30,547)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.00)	$ (0.00)

AVERAGE OUTSTANDING SHARES

Basic	45,500,000	5,000,000

The accompanying notes are an integral part of these financial statements.

BUKA VENTURES INC.
 (Pre-Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period  March 15, 2007 (date of inception) to October 31, 2008

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance March 15, 2007	-	$ -	$ -	$ -

Issuance of common shares for reimbursement of expenses at $.001 – October 31, 2007	5,000,000	5,000	-	-

Net operating loss for the period March 15, 2007 ( date of Inception) to October 31, 2007	-	-	-	(7,375)

Balance as at October 31, 2007	5,000,000	5,000	-	(7,375)

Issuance of common shares for cash at $.001 - October 31, 2008	40,500,000	40,500	-	-

Capital contributions - expenses	-	-	8,000	-

Net operating loss for the year ended October 31, 2008	-	-	-	(23,172)

Balance as at October 31, 2008	45,500,000	$ 45,500	$ 8,000	$ (30,547)

The accompanying notes are an integral part of these financial statements

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
STATEMENTS OF CASH FLOWS

For the year ended October 31, 2008 and for the period from March 15, 2007 (date of inception) to October 31, 2007 and for the period from March 15, 2007 (date of inception) to October 31, 2008

	For the year ended Oct. 31, 2008	From March 15, 2007 (date of inception) to Oct. 31, 2007	From March 15, 2007 (date of inception) to Oct, 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (23,172)	$ (7,375)	$(30,547)

Adjustments to reconcile net loss to net cash provided by operating activities:

Common shares issued for expenses	-	5,000	5,000
Capital contributions – expenses	8,000	-	8,000
Changes in accounts payable	4,133	1,525	5,658

Net Cash Provided (Used) in Operations	(11,039)	(850)	(11,889)

CASH FLOWS FROM INVESTING ACTIVITIES:	-	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan from related party	1,914	850	2,764
Proceeds from issuance of common stock	40,500	-	40,500
	42,414	850	43,264

Net Increase in Cash	31,375	-	31,375

Cash at Beginning of Period	-	-	-

CASH AT END OF PERIOD	$ 31,375	$ -	$ 31,375

The accompanying notes are an integral part of these financial statements

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2008

1.           ORGANIZATION

The Company, Buka Resources Inc., was incorporated under the laws of the State of Nevada on March 15, 2007 with the authorized capital stock of 750,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the exploration stage and is considered to be in the pre-exploration stage.

The Company has elected October 31 as its fiscal year.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On October 31, 2008 the Company had a net operating loss carry forward of $30,547 for income tax purposes.  The tax benefit of approximately $9,100 from the loss carry forward has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.  Losses will expire during 2028.

Foreign Currency Translations

Part of the transactions of the Company were completed in Fijian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized.  The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value due to their short term maturities.

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.           ACQUISITION OF MINERAL CLAIM

On May 1, 2007, the Company acquired the Sigatoka Gold Claim located in the Republic of Fiji from Omega Ventures Inc., an unrelated company, for the consideration of $5,000.  The Sigatoka Gold Claim is located 24 km north of the city of Lautoka, Fiji.  Under Fijian law, the claim remains in good standing as long as the Company has an interest in it.   There is no annual maintenance fee or minimum exploration work required on the Claim.

BUKA VENTURES INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
October 31, 2008

4.         SIGNIFICANT TRANSACTIONS WITH RELATED PARTY

The officers-directors have acquired 100% of the common stock issued and have made no interest, demand loans to the Company of $2,764.

5.           CAPITAL STOCK

On October 31, 2007 one of the Company’s directors received 5,000,000 common shares at a price of $0.001 per share for reimbursement of expenses paid by him for the Company in the amount of $5,000.

On October 31, 2008 the Company issued to its officers and directors 40,500,000 common shares at $0.001 per share for a cash consideration of $40,500.